Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES CHANGES IN LEASE ACCOUNTING

HUDSON, OH — March 2, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer (the “Company”), today announced that it will revise its accounting for leases.

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants, which clarified existing generally accepted accounting principles applicable to leases and leasehold improvements. After conducting an internal review of its lease accounting procedures, and after discussion by management and the Chairperson of the Audit Committee of the Board of Directors of the Company with its independent registered public accounting firm, the Company determined that its historical accounting for leases was not consistent with the accounting principles described in the SEC’s letter. The Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004 and October 30, 2004, should no longer be relied upon.

In prior periods, the Company’s consolidated balance sheets have reflected the unamortized portion of construction allowances from landlords as a reduction of property and equipment instead of as a deferred rent credit. In addition, the Company’s statements of cash flows have reflected construction allowances as a reduction of capital expenditures within cash flows from investing activities, rather than cash flows from operating activities. Further, in prior periods, the Company had previously recognized the straight line rent expense for leases beginning on the commencement date of store operations, which had the effect of excluding the build-out period of its stores (during which the Company typically made no rent payments) from the calculation of the period over which it expenses rent on a straight-line basis. The Company believed that its historical lease accounting practices were appropriate under generally accepted accounting principles.

The impact of the corrections on the Company’s consolidated statements of operations is expected to be a reduction of net income of approximately $0.8 million ($0.04 per share) and $0.9 million ($0.04 per share) for the fiscal years ended January 29, 2005 and January 31, 2004, respectively, and an increase of $0.5 million ($0.02 per share) for the fiscal year ended February 1, 2003.

The impact on the Company’s January 29, 2005 consolidated balance sheet is expected to be an increase in property and equipment of $19.0 million, an increase in deferred rent of approximately $29.0 million, a decrease in deferred tax liability of approximately $3.8 million, and a decrease in retained earnings of approximately $6.2 million. The impact on the Company’s January 31, 2004 consolidated balance sheet is expected to be an increase in property and equipment of $15.2 million, an increase in deferred rent of approximately $23.9 million, a decrease in deferred tax liability of approximately $3.3 million, and a decrease in retained earnings of approximately $5.4 million.

The impact on the Company’s consolidated statements of cash flows will be to increase both “net cash provided by operating activities” and “net cash used in investing activities” by equal amounts. These adjustments are expected to be approximately $6.6 million, $5.4 million and $0.5 million for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively.

The Company will file the revisions to its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended January 29, 2005. The Company’s Forms 10-Q for fiscal 2006 will reflect the restated information for the corresponding quarters in fiscal 2005.

Furthermore, the adjustment will not affect historical or future cash flows or the timing of payments under related leases.

Year-end Conference Call

The Company will report its fourth-quarter and full year fiscal 2005 results on March 7, 2005. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time. In addition to a discussion of the Company’s fiscal year 2005 results, management will provide further detail into its outlook for fiscal year 2006 on the conference call. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 730 Jo-Ann Fabrics and Crafts traditional stores and 120 Jo-Ann superstores.